Exhibit 10.5

January 19, 2015

CONFIDENTIAL

Radiant Logistics, Inc.

405 114th Ave SE, Suite 300

Bellevue, WA 98004

Attention: Bohn H. Crain, CEO

Ladies and Gentlemen:

You have advised Alcentra Capital Corporation (“Alcentra”) and Triangle Capital Corporation (“Triangle” and, together with Alcentra, the “Investors” or “us”) that you are seeking a commitment for the extension of subordinated debt to Radiant Logistics, Inc. (NYSE-MKT: RLGT)1 (the “Company”) in the aggregate principal amount of up to US $25,000,000 (the “Subordinated Debt”). You have requested that the Investors commit to provide, in the aggregate, one hundred percent (100%) of the principal amount of the Subordinated Debt (the “Financing”), upon the terms and conditions set forth in this letter (the “Commitment Letter”) and in the Summary of Proposed Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”). As used herein, “Transactions” means, collectively, the Financing, the closing of the Senior Credit Facility and Canadian Credit Facility described in the Term Sheet, and the closing of the Acquisition (as defined in the Term Sheet); “Closing Date” means the date of closing of the Transactions, and “Financing Documents” means the definitive legal documentation for the Subordinated Debt.

1. Commitment.

Based upon and subject to the terms and conditions set forth in this Commitment Letter and in the Term Sheet, each of the undersigned Investors is pleased to advise you of its respective commitment to provide the portion of the total amount of the Subordinated Debt indicated for such Investor in the section of the Term Sheet entitled “Subordinated Debt,” such commitments being made on a several, and not joint or joint and several, basis.

2. Conditions.

The commitment of the Investors to consummate the Financing is subject to the fulfillment to the satisfaction or waiver by each Investor of the conditions set forth in the section of the Term Sheet entitled “Conditions to Closing”, each of which is hereby incorporated herein by reference with the same effect as if such conditions were set forth in this Commitment Letter in their entirety.

3. Information.

You hereby represent and warrant that (i) all information (other than the Projections, as defined below) concerning the Company and its subsidiaries and the Transactions (the “Information”) that has been or will be made available to the Investors by you or the Company or any of your or their respective representatives, subsidiaries or affiliates is, or will be when furnished, complete and correct in all material respects and does not, or will not when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (ii) all financial projections concerning the Company and its subsidiaries that have been or will be made available to the Investors by you, the Company or any of your or their respective representatives, subsidiaries or affiliates (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions at the time they were made. You agree to supplement, or cause to be supplemented, the Information and the Projections from time to time until the Closing Date so that the conditions and representations and warranties contained in the preceding sentence remain correct in all material respects. In entering into the Financing, the Investors will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

[1]

“Radiant Logistics” is used for purposes of this Summary of Proposed Terms and Conditions only; actual name of the Issuer may differ. The “Company” shall refer to all current and future holdings and operating entities of the Issuer.

4. Indemnity.

You and the Company hereby jointly and severally agree to indemnify and hold harmless each Investor and their respective affiliates, directors, officers, employees, partners, representatives and agents and each of their respective successors and permitted assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees, expenses and charges) of any kind or nature, joint or several, to which such Indemnified Party may become subject, related to or arising out of (i) any element of the Transactions, including, without limitation, the execution and delivery of this Commitment Letter, the Financing Documents and the closing of the Transactions and (ii) the use or the contemplated use of the proceeds of the Financing, and to reimburse any Indemnified Party for all out-of-pocket expenses (including reasonable attorneys’ fees, expenses and charges) on demand as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom; provided that no Indemnified Party shall have any right to indemnification for any of the foregoing to the extent resulting from its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person or (ii) any indirect, special, punitive or consequential damages in connection with its activities related to the Financing.

5. Incorporation of Certain Provisions of Term Sheet.

You agree to be bound by the provisions contained in the sections of the Term Sheet entitled “Fees”, “Expenses”, “Exclusivity”, “Confidentiality” and “Other Services”, each of which is hereby incorporated herein by reference with the same effect as if such provisions were set forth in this Commitment Letter in their entirety.

6. Survival.

Sections 4, 5, 6 and 7 of this Commitment Letter, together with the sections of the Term Sheet entitled “Fees”, “Expenses”, “Exclusivity”, “Confidentiality” and “Other Services”, shall remain in full force and effect regardless of whether the Financing Documents are executed and delivered and notwithstanding the termination of this Commitment Letter or the commitment of the Investors hereunder.

7. Governing Law, Etc.

This Commitment Letter, together with the Term Sheet, embodies the entire agreement and understanding between the Investors and you with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof. This Commitment Letter shall not be assignable by you without the prior written consent of the Investors, and any purported assignment without such consent shall be void. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, or to be relied upon by, any person other than the parties hereto and, with respect to the indemnification provided in Section 4 of this Commitment Letter, each Indemnified Party. This Commitment Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter by facsimile or electronic “PDF” transmission shall be effective as delivery of manually executed counterpart hereof. This Commitment Letter may only be amended or modified by an agreement in writing signed by you and the Investors, and shall remain in full force and effect and not be superseded by any other documentation; provided, however, that your and our obligations and commitments under this Commitment Letter will be superseded in their entirety by the parties’ respective obligations as set forth in the Financing Documents to the extent executed and delivered by the parties thereto. Each Investor may assign its commitment hereunder to any of its affiliates, or, with your consent (not to be unreasonably withheld, conditioned, or delayed) to one or more other co-investors. Any such assignment to an affiliate or other co-investor will not relieve such Investor from any of its obligations hereunder unless and until such affiliate or other co-investor shall have funded the portion of the commitment so assigned. Any and all obligations of each Investor hereunder may be performed and any and all rights of each Investor hereunder may be exercised by or through any of its affiliates. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby.

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8. Acceptance of Commitment; Termination.

If you wish to accept this Commitment Letter, please return executed counterparts of this Commitment Letter to the Investors, on or before 5:00 p.m., New York, New York time, on January 23, 2015; otherwise, this Commitment Letter and the commitment of the Investors hereunder shall automatically terminate on such date and time and be of no further force or effect. In the event that the execution and delivery of the Financing Documents and the closing of the Financing does not occur on or before May 31, 2015, then, subject to Section 6 hereof, this Commitment Letter and the commitments of the Investors hereunder shall automatically terminate.

[signature pages follow]

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Confidential

We are pleased to have been given the opportunity to assist you in connection with the Financing.

Very truly yours,

ALCENTRA CAPITAL CORPORATION

By:	/s/ Paul Echausse
Name:	Paul Echausse
Title:	Chief Executive Officer

TRIANGLE CAPITAL CORPORATION

By:	/s/ Jeffrey A. Dombcik
Name:	Jeffrey A. Dombcik
Title:	Managing Director

Accepted and agreed to as of

the date first written above by:

RADIANT LOGISTICS, INC.

By:	/s/ Bohn H. Crain
Name:	Bohn Crain
Title:	Chief Executive Officer

Radiant Logistics, Inc.

up to $25,000,000 OF Subordinated Debt

SUMMARY OF PROPOSED TERMS AND CONDITIONS

JANUARY 19, 2015

ISSUER:	Radiant Logistics, Inc. (NYSE-MKT: RLGT)[2] (the “Company”).

INVESTORS:	Alcentra Capital Corporation and Triangle Capital Corporation (collectively the “Investors”).

SUBORDINATED DEBT:

Up to US $25,000,000 of Subordinated Debt (“Subordinated Debt”), of which Triangle will provide US $15,000,000 and Alcentra will provide $10,000,000, in each case on a several, and not joint or joint and several, basis.

PURPOSE:	To finance the acquisition (the “Acquisition”) of Wheels Group (TSX-V: WGI) (the “Target”)

ESTIMATED SOURCES & USES	Sources (CDN$000)		Uses (CDN$000)
	Revolver	$20,000	Target Equity Value	$71,600
	Term Loan	29,000	Target Refinance	25,500
	Subordinated Debt**	27,500	Excess Cash	2,400
	Management Rollover	27,000	Est. Fees & Expenses	4,000
	Total Sources	$103,500	Total Uses	$103,500

	** US$ 25,000,000 at an assumed exchange rate of CDN$1.10 : US$1.00

FEES:

2.0% of the Subordinated Debt due and payable at closing. In the event the Financing does not close due to a failure of a condition precedent set forth herein, the Investors’ out-of-pocket expenses (including reasonable attorneys’ fees) will be reimbursed up to a maximum of US $100,000. If, following the issuance by the Investors of this Commitment Letter and the execution by the Company thereof, the Company elects to use another funding source to complete the Acquisition, such 2.0% fees will be due and payable at closing.

MATURITY:	Six (6) years.

COUPON:

12.0% cash payable quarterly from the Closing Date for at least the first six months.

LIBOR + 1100 bps with a 100 bps LIBOR floor after six months from closing with an adjustable coupon rate as follows:

•   Total leverage < 2.5x: LIBOR + 1025 bps with a 100 bps LIBOR floor

•   Total leverage < 2.0x: LIBOR + 950 bps with a 100 bps LIBOR floor

Cash interest payable quarterly by automatic wire in arrears on the basis of actual days elapsed in a year consisting of 360 days. The calculation of total leverage will exclude contingent liabilities.

All interest and other payments by the Company to the Investors shall be made in U.S. dollars free and clear of, and without deduction for, any taxes. If any party is required to withhold taxes with respect to any sum payable under the Financing Documents, then the sum payable by the Company shall be increased as necessary so that after all required deductions have been made each Investor receives the amount it would have received if no deduction had been made.

[2]

“Radiant Logistics” is used for purposes of this Summary of Proposed Terms and Conditions only; actual name of the Issuer will include all current and future U.S. holdings and operating entities of the Issuer.

AMORTIZATION:	None.

OPTIONAL PREPAYMENT:

The Subordinated Debt may be prepaid at any time after the first year. Each such prepayment shall be accompanied by a prepayment premium calculated in accordance with the following schedule:

Year 1: No call

Year 2: 3.0% of amount prepaid

Thereafter: None

MANDATORY PREPAYMENT:

The Company may be required by the Investors, at the Investors’ election, to repay the entire Subordinated Debt amount, together with the applicable prepayment premium, upon an Event of Default, a change of control, going private, or the sale of more than 40% of the Company’s assets excluding normal inventory sales and financing arrangements associated with inventory or receivables.

SECURITY/ COLLATERAL:	Third lien on the assets of the Company domiciled in the U.S., as more particularly set forth on Exhibit A attached hereto.

SUBORDINATION:

The Subordinated Debt will be junior in lien status and right of payment to: (i) a senior cross-border credit facility provided by Bank of America (the “Senior Credit Facility”) and (ii) Radiant’s secured guarantee of CDN$ 29,000,000 to Integrated Private Debt Fund IV LP (the “Canadian Credit Facility”) and senior to any other indebtedness, including any earn-out, seller notes, and/or contingent consideration, pursuant to intercreditor agreements to be written on customary, market terms, as more particularly set forth on Schedule 1 attached hereto with respect to the Senior Credit Facility and the Canadian Credit Facility.

FINANCIAL AND OTHER COVENANTS:

The financing agreements for the Subordinated Debt will contain customary financial covenants including, but not limited to: (i) a debt incurrence covenant of 3.50x EBITDA (through the senior and mezzanine debt); (ii) a debt maintenance covenant of 3.75x EBITDA (through senior and mezzanine debt) and stepping down 10 bps per year on each anniversary of the agreement; (iii) a total debt maintenance covenants of 4.25x (through senior, mezzanine debt, seller debt and all other debt) and stepping down 10 bps per year on each anniversary of the agreement; and (iv) a fixed charge covenant of 1.05x (the calculation of which will reflect fixed charges on all funded debt outstanding as well as taxes, dividends, etc.). For avoidance of doubt, the definition of funded debt will exclude contingent liabilities. There will be limitations on the incurrence of additional debt or liens, the payments of cash dividends (including during an Event of Default), distributions from Radiant Logistics Partners LLC and other similar cash payments. The Subordinated Debt shall also be entitled to all affirmative, negative and financial covenants applicable to the Senior Credit Facility and the Canadian Credit Facility, subject to appropriate, market cushions to be agreed upon, as well as anti-layering provisions (the assumption is that all debt documents will have the same definition of terms and covenants, but the metric levels will differ).

Notwithstanding the above, the financing agreements for the Subordinated Debt will also provide for “permitted acquisitions” so long as such acquisition meet the following parameters: (i) the equity interests or property acquired in such acquisition constitute a business reasonably related to the Company; (ii) no default or “event of default” shall exist prior to or will be caused as a result of such acquisition; (iii) the Company shall have provided the Investors with at least 30 business days prior written notice of such acquisition, such notice to include (a) a description of the property or equity interests to be purchased, (b) the price and terms of such acquisition, (c) a certificate of its chief financial officer to the effect that no default or “event of default” exists and attaching, in reasonable detail, computations and a consolidated financial statement prepared on a pro forma basis of the Company and its subsidiaries immediately prior to and after giving effect to such acquisition demonstrating compliance with financial covenants; (iv) such person or entity whose equity interests or property is being acquired shall have as of the last day of the most recent fiscal quarter of such person or entity ending on or immediately prior to the date of such acquisition actual (or pro forma to the extent approved in writing by the Investors) EBITDA and net income greater than $1, in each case for the 12 month period ending on such date; (v) the aggregate cash consideration payable at the closing of the acquisition shall not exceed $10,000,00 for any single transaction and $25,000,000 in the aggregate in any fiscal year or such greater amount approved in writing by the Investors; provided, however, that (a) the foregoing limitation shall exclude cash consideration derived from the proceeds of sales of newly issued equity interests of the Company during the twelve-month period prior to the closing of such acquisition to the extent the Company elects to issue equity interests, and (b) the written consent of the Investors shall be required if the aggregate cash consideration payable at the closing of any transaction of the type described in clause (a) is equal to or greater than $25,000,000; and (vi) the post-closing availability under the Senior Credit Facility is at least $7,500,000 on a pro forma basis. Furthermore, the requirements of provision (v) above will be deemed waived with respect to the two acquisition candidates described on Schedule 2 to this Term Sheet (the “Target Acquisitions”).

EVENTS OF DEFAULT:

The aforementioned paragraph is limited by the fact that no significant acquisitions for 6 months post-close of the Target and no more than 2 significant acquisitions per year (without consent), not including the Target Acquisitions. The definition of “significant” transactions would exclude the acquisition of the Company’s existing agent station locations or agent stations in competing networks and other transactions where the total base purchase price is less than $10.0M.

Customary Events of Default will include but are not limited to: (i) failure to pay interest or principal when due and payable; (ii) failure to comply with the covenants in the financing agreements; (iii) breaches of representations and warranties; (iv) failure to discharge material judgments; (v) bankruptcy or insolvency; (vi) cross-acceleration to the Senior Credit Facility and the Canadian Credit Facility, (vii) acquisition of all or a portion of the Senior Credit Facility or the Canadian Credit Facility by the Company or its affiliates; and (viii) any other events of default applicable to the Senior Credit Facility and the Canadian Credit Facility, subject to appropriate, market cushions to be agreed upon.

POST-DEFAULT INTEREST RATE:	The Coupon plus 2.0% cash upon the existence and continuation of an Event of Default.

BOARD OF DIRECTOR MEETINGS:

The Investors shall (i) have board observation rights for the board and committee (other than audit and compensation committees) meetings of the Company, all of its subsidiaries, and any other affiliated entity in which the Investors invests and (ii) and shall receive all materials related thereto and (ii) shall receive copies of any actions of the Company and its subsidiaries taken without a meeting, in each case subject to customary exceptions for conflicts of interest and impairment of the attorney-client privilege. The representatives of the Investors shall be reimbursed by the Company for reasonable out-of-pocket expenses related to attendance at the Company meetings. Each Investor shall hold these rights so long as it maintains a debt, equity, or equity-linked interest in the Company or any of its affiliates, as applicable.

CONDITIONS TO CLOSING:

The obligation of each Investor to advance any or all of the Subordinated Debt proceeds is subject to the satisfaction of such conditions precedent that are usual and customary for transactions of this type or which Investors shall otherwise require, including, without limitation:

i.     The execution and delivery, in form and substance acceptable to each Investor and its counsel, of agreements, documents, instruments, financing statements, consents, payoff letters from existing lenders to the Target, landlord waivers and non-disturbance agreements, documents indicating compliance with all applicable federal, state and provincial environmental laws and regulations, evidences of corporate authority, opinions of counsel, and such other documents to confirm and effectuate the Financing and the security interests granted in connection therewith, as may be required by such Investor and its counsel;

ii.    Consummation of the Acquisition on terms acceptable to such Investor, including (a) satisfactory legal documentation, (b) no changes to the Company’s corporate, capital and ownership structures after giving effect to the Acquisition from those as disclosed to such Investor prior to the date hereof unless approved by such Investor, (c) receipt by the Company of all government (including applicable exchange and securities commission), shareholder and third party consents (including Hart-Scott-Rodino clearance, all required approvals, consents and/or deemed approvals of Canadian governmental authorities, including the Commissioner of Competition pursuant to the Competition Act (Canada) and the Minister of Industry pursuant to the Investment Canada Act) deemed necessary or appropriate by such Investor, and (d) delivery of such legal opinions in connection with the Acquisition as such Investor deems appropriate, which shall be addressed to the Investors (or expressly state that the Investors may rely thereon);

iii.    No material adverse change, in the opinion of such Investor, in the business, assets, properties, liabilities, operations, condition or prospects of the Company;

iv.    No action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that in such Investor’s judgment (a) could reasonably be expected to have a material adverse effect on the Company’s business, assets, properties, liabilities, operations, condition or prospects, or could impair the Company’s ability to perform satisfactorily under the Financing Documents; or (b) could reasonably be expected to materially and adversely affect the Financing, the Acquisition or the other Transactions contemplated thereby;

v.    Receipt by such Investor, in form and substance satisfactory to it, of (a) a pro forma balance sheet of the Company dated as of the Closing Date and giving effect to the Acquisition, which balance sheet shall reflect no material changes from the most recent pro forma balance sheet of the Company and the Target previously delivered to such Investor, (b) financial projections of the Company, giving effect to the Acquisition, evidencing the Company’s ability to comply with the financial covenants set forth in the Financing Documents, and (c) interim financial statements for the Company and the Target as of a date not more than 30 days prior to the Closing Date;

vi.    Such Investor’s satisfaction with the Company’s capital structure and indebtedness (including satisfactory terms and intercreditor agreements with respect to the Senior Credit Facility and the Canadian Credit Facility, consistent with the intercreditor agreement outline attached to this Term Sheet as Schedule 1);

vii.    Receipt by such Investor of certificates of insurance with respect to the Company’s property and liability insurance, together with a loss payable endorsement naming such Investor as loss payee, all in form and substance satisfactory to such Investor;

viii.   Satisfactory evidence that the Company has received all governmental and third party consents and approvals as may be appropriate in connection with the Financing and the other Transactions;

ix.    After giving effect to the Acquisition and other Transactions contemplated on the closing date, the Company shall not be insolvent or become insolvent as a result thereof and such Investor shall have received a certificate from the Company that it satisfies the foregoing (the term “insolvent” shall have the meaning set forth in the applicable Canadian Federal, U.S. Federal and State laws);

x.     Such Investor and its counsel shall have completed a review of the Company’s and the Target’s material agreements, the results of which are reasonably satisfactory to such Investor; provided, however, that this condition shall not apply to any material contracts made available to such Investor prior to the date hereof;

xi.    Closing and funding of each of the Senior Credit Facility and Canadian Credit Facility and the Investors’ satisfaction with the terms thereof;

xii.   Minimum combined pro forma TTM EBITDA at closing of $25.0MM.

xiii.   Ratio of Total Funded Debt to combined TTM EBITDA no greater than 3.5x at closing.

xiv.   There shall be no default or event of default under the Financing Documents and all representations and warranties in the Financing Documents shall be accurate in all material respects (or, if any representation or warranty is qualified by “materiality”, “Material Adverse Effect” or words of similar meaning, such representation and warranty shall be accurate in all respects); and

xv.   The Investors shall have received all out-of-pocket fees, costs and expenses payable on or prior to the Closing Date.

INDEMNIFICATION:	The definitive legal documents will include customary indemnification language for the benefit of the Investors and their respective affiliates.

EXPENSES:

The Company will reimburse Investors for all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees) in connection with the Transactions prior to and post-investment, whether or not the closing of the Transactions occurs or any definitive legal documents are executed and delivered.

TARGET CLOSING DATE:	March 31, 2015.

EXCLUSIVITY:

As consideration for the investment of time and effort Investors will incur in order to proceed, until the earlier of (i) the consummation of the Transactions or (ii) Investors’ decision and written or oral communication of its desire to cease pursuing the transaction, the Company and its agents agree to refrain from soliciting, accepting or encouraging any other debt financing proposal or provide any information to a third party regarding the direct or indirect sale or the issuance of any debt securities of the Company with respect to the Acquisition, other than as set forth herein.

CONFIDENTIALITY:

The Company and its agents will not, without the prior written permission of the Investors, disclose the terms of this Summary of Proposed Terms and Conditions to any other person other than its officers, directors, employees, attorneys, accountants and advisors, and any lenders or potential lenders providing the Senior Credit Facility or the Canadian Credit Facility, in each case on a confidential and need-to-know basis. The Company represents that it has not so disclosed any of the terms contained herein to persons other than the ones defined above. For avoidance of doubt, each Investor shall have the right, following the public announcement of the Acquisition by the Company and the Target, to publicly announce the Financing and to describe the same in any “tombstone” or comparable advertising, on its website or in other marketing materials of such Investor.

OTHER SERVICES:

Nothing contained herein shall limit or preclude the Investors or any of their respective affiliates from carrying on any business with, providing financial services to, or from participating in any capacity, including as a lender to or an equity investor in, any party whatsoever, including, without limitation, any competitor, supplier or customer of the Company, or any of their respective affiliates, or any other party that may have interests different than or adverse to such parties. The Company acknowledges that the Investors or their respective affiliates may be providing debt financing, equity capital or other services to other companies in respect of which the Company may have conflicting interests. The Company also acknowledges that the Investors have no obligation in connection with the proposed transaction to use, or to furnish to the Company, confidential information obtained from other companies or entities.

OBLIGATION OF THE COMPANY:

The Company, upon acceptance of this letter, agrees to be bound by the following terms: (i) Expenses, (ii) Fee, (iii) Exclusivity, and (iv) Confidentiality. The Company and its agents are bound by these terms whether the Transactions contemplated herein close or not.

EXPIRATION:	This Commitment Letter and Summary of Proposed Terms and Conditions will expire if the Closing Date does not occur on or before May 31, 2015, at 5:00 pm New York, New York time.

BDC MATTERS; RIGHT TO PLEDGE DEBT INTERESTS:

The Company acknowledges that (a) each Investor is a Business Development Companies under the Investment Company Act of 1940 and routinely provides management advisory services to portfolio companies in which it makes debt and/or equity investments, and (b) the financing agreements will permit each Investor to pledge any or all of its rights under the Financing Documents as security for its currently existing or future senior credit facility to the extent required by such facility.